Exhibit (d)(5)

COMMUNITY CAPITAL TRUST

ADDENDUM NO. 2 TO INVESTMENT MANAGEMENT AGREEMENT

This Addendum No. 2, dated as of the 15 of February, 2018, is an addendum to the Investment Advisory Agreement dated June 1, 1999 as subsequently amended (the “Investment Management Agreement”) entered into between Community Capital Trust, a Delaware business trust (the “Trust”), and Community Capital Management, Inc., a Delaware corporation (the “Adviser”).

WHEREAS, the Trust has appointed the Adviser to act as investment adviser for each series of the Trust for the compensation set forth on Schedule A to the Investment Management Agreement; and

WHEREAS, the Adviser desires to make a reduction of its contractual advisory fee rate under the Investment Management Agreement for the CCM Alternative Income Fund, a series of the Trust (the “Fund”) effective as of March 1, 2018 (the “Effective Date”);

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Schedule A to the Investment Management Agreement is hereby amended and restated in its entirety, as provided on Appendix 1 attached hereto, as of the Effective Date.

2.	Any future amendment to increase or otherwise reinstate the contractual fee rate under the Investment Management Agreement for the Fund as in effect prior to the Effective Date must be approved by the shareholders of the Fund as and to the extent required by the Investment Company Act of 1940, as amended.

3.	Except to the extent supplemented hereby, the Investment Management Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

COMMUNITY CAPITAL TRUST

By:	/s/ David K. Downes
Name:	David K. Downes
Title:	President

COMMUNITY CAPITAL MANAGEMENT, INC.

By:	/s/ Alyssa D. Greenspan
Name:	Alyssa D. Greenspan
Title:	President

APPENDIX 1

SCHEDULE A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN

COMMUNITY CAPITAL TRUST

(FORMERLY KNOWN AS THE COMMUNITY REINVESTMENT ACT

QUALIFIED INVESTMENT FUND)

AND

COMMUNITY CAPITAL MANAGEMENT, INC.

(FORMERLY KNOWN AS CRA FUND ADVISORS, INC.)

DATED AS OF JUNE 1, 1999

NAME OF FUND	COMPENSATION*	DATE
The Community Reinvestment Act Qualified Investment Fund	Annual Rate of 0.30% of such Fund’s average net assets	May 1, 2008
CCM Alternative Income Fund	Annual Rate of 0.75% of such Fund’s average net assets	March 1, 2018

*	All Fees are computed daily and paid monthly.

COMMUNITY CAPITAL MANAGEMENT, INC.		COMMUNITY CAPITAL TRUST

By:	/s/ Alyssa D. Greenspan	By:	/s/ David K. Downes

Name:	Alyssa D. Greenspan	Name:	David K. Downes

Title:	President	Title:	President